Exhibit 99.3
Coworker FAQ
The transaction

Q:	What happened and why are we selling the company?

A:	Our Board was initially approached by a party interested in discussing a potential transaction and then went through an evaluation process with several potential buyers. Madison Dearborn Partners, LLC offered the highest price. As a result, our Board has agreed for CDW to be purchased by MDP for $7.3 billion, or $87.75 per share. The Board is recommending this transaction to shareholders as it represents a compelling opportunity to immediately maximize shareholder value and continue the evolution of an extraordinary business. While that’s a significant change for the company, for coworkers our objectives, strategies and values are unchanged. MDP is making a significant financial investment and has every interest in continuing our culture and success.

Q:	Why is this happening?

A:	You may have heard or read in the media about companies referred to as “private equity firms.” These companies manage money that is invested privately instead of through public markets like the New York Stock Exchange or the NASDAQ. A private equity firm raises private capital (money) from corporate and public pension funds, endowments, foundations and certain individuals, and invests that capital in both public and private companies across all industries. Private equity firms often manage this money by using it to buy companies that they feel are very good investments because they have strong cash flow, a well-known brand, great people and strong leadership teams — criteria that certainly describe CDW. Our Board was initially approached by a party interested in discussing a potential transaction and then went through an evaluation process with several potential buyers. MDP offered the highest price. The Board is recommending this transaction to shareholders as it represents a compelling opportunity to immediately maximize shareholder value and continue the evolution of an extraordinary business.

Q:	Why couldn’t you respond to rumors in the press?

A:	We were unable to comment on the transaction until the agreement was signed, which happened Tuesday afternoon, May 29. Thank you for understanding that as a public company, we cannot comment on rumors, even to our own coworkers.

Q:	When will the transaction be completed?

A:	We anticipate that the transaction will be completed late in the third quarter or early in the fourth quarter of 2007.

Q:	I understand that there is a “go shop” in the agreement. What is that?

A:	Since this has not been a public process until now, our Board will approach potential buyers to determine if there is an offer with a higher price. This is called a “go shop” period and is expected to last 30 days.

CDW

Q:	Is this good for CDW?

A:	MDP has offered $7.3 billion for CDW. As a result, they will have a vested interest in our future success. They are committed to providing the resources necessary to grow the company.

Q:	Will there be any changes in executive leadership?

A:	Because of the way these transactions work, we don’t conduct discussions between a buyer and senior executives about whether or not the executives will stay until later in the process. That said, one of the considerations for MDP was the strength of our management team. One of MDP’s investment principles is to invest in companies with outstanding management teams, and their intent is to keep the management team intact.

Q:	Will there be any organizational changes?

A:	While it is too soon to tell what changes will result from this transaction, change has always been a constant at CDW and we are always assessing our organizational structure to make sure it fits the needs of our business and our customers. Keep in mind MDP wants to buy us because of the success and value we have created. They want us to be effective in serving our customers while continuing to innovate and develop new growth opportunities. We don’t anticipate any sweeping changes.

Q:	What does it mean to cease being a public company and operate as a private company?

A:	First, we will still be called CDW Corporation. As a private company, our stock will not be traded on a stock exchange, ownership will no longer be available to public investors and we will no longer be subject to NASDAQ rules and regulations and most public company reporting requirements. We will have a new Board of Directors selected by MDP and will follow sound corporate governance processes as we have in the past.

Q:	How does this impact our strategy to extend our Berbee business on a national scale?

A:	Our new owners are supportive of Berbee’s growth strategy and are impressed by its strong performance. MDP understands and recognizes the potential of technology services in expanding the value proposition of the company.

Q:	How does this impact our Canadian business?

A:	Our Canadian business is achieving significant growth and we intend for that to continue. MDP has noted the impressive achievements of our operations in Canada.

Q:	Will CDW be moving its headquarters?

A:	No. MDP is a Chicago-based company, so it is an additional convenience that our headquarters are in the Chicago area.

Q:	Do we still have a goal to get to $10 billion in revenue by 2008?

A:	Our goals, strategies and values remain unchanged. We will continue to execute the plans we have in place.

Q:	Will CDW go public again some day?

A:	Private equity firms often take companies public. That is something that will be determined in the future.
Coworkers

Q:	How will this affect coworkers?

A:	Our goals, strategies and values remain unchanged. You’ll still come to work at the same place with the same manager, and represent the same brand serving the same customers. Our business plan for 2007 is unchanged and we must execute against it. Our values will continue to guide our decision-making.

MDP has agreed, at a minimum, to preserve current base salary and benefit levels, at least through 2008. We will continue with the PMP process to determine yearly salary adjustments. Cash bonuses and cash incentive plans will continue to be established by management subject to business goals and personal performance.

Basically, once the transaction closes, the difference is that MDP would be our new owner instead of thousands of shareholders.

Q:	What will happen to our stock?

A:	If the transaction is approved and customary closing conditions are satisfied, upon the transaction’s closing, all shareholders will be paid $87.75 cash for each share of CDW stock they own, and CDW will cease being a public company. That means if you own shares directly, through the ESPP or through restricted stock (all restricted stock vests upon closing), you will receive $87.75 per share less applicable taxes.

Q:	What will happen to our options?

A:	If the transaction is approved and customary closing conditions are satisfied, upon closing all stock options will vest. Option holders will be paid an amount in cash equal to the buyout price of $87.75 per share minus the exercise price of their options less applicable taxes.

Q:	Do I need to do anything with my options now?

A:	You don’t need to do anything now. More information will be provided prior to closing.

Q:	When will we get paid for our stock, options, and restricted shares?

A:	You will receive additional information regarding the process. You will be paid following the closing which is expected late in the third quarter or early in the fourth quarter of this year.

Q:	Can I sell my shares of CDW now? Can I exercise options and sell them now?

A:	Coworkers are free to trade in CDW stock and exercise options except during companywide blackout periods. Coworkers who are subject to trading restrictions due to their role in the company or their involvement in special projects must get prior approval from Chris Leahy, our general counsel.

Q:	Will any jobs be eliminated?

A:	We expect no job reductions as a result of the transaction. MDP is attracted to our success and the value that our coworkers have built in this company
MDP

Q:	Can you tell me more about MDP?

A:	MDP is a major private equity investment firm based in Chicago. A private equity firm manages money that’s often used to buy companies that they feel are very good long term investments. Key competitive characteristics that MDP looks for include a leading market share, great people, a track record of innovation, substantial free cash flow, a widely recognized brand name, a highly efficient and defensible distribution channel, and a scalable business model that has strong returns on capital. MDP manages more than $14 billion in investments. Some of their investments include Ruth’s Chris Steakhouse, PayPal, Boise Cascade Holdings and Yankee Candle Company.

MDP and its advisors have spent thousands of hours evaluating and developing an understanding of our company and industry. We have had many discussions with them about our growth strategies, including growing our sales team, enhancing our customer experience and our plans to expand the Berbee platform. They are supportive of our strategies and will work with us to provide the resources necessary for execution. In addition, MDP has a reputation of being a great partner with their management teams. They rarely acquire companies with a view toward changing strategy or management leadership. MDP has made it clear that they are buying CDW in large part due to the confidence they have in our current team and strategy. For more information, you can look at their web site at www.mdcp.com.

Q:	Does MDP understand the CDW culture?

A:	MDP has spent a lot of time studying all aspects of CDW, including the culture. John Edwardson and other members of our executive committee have had extensive discussions with them about the importance and power of our culture. We are confident they understand that the CDW culture is a key reason we are so successful. The people at MDP are all looking forward to experiencing the CDW culture.
Customers and Partners

Q:	How will this affect customers?

A:	This change should not affect our customers. Customers can expect the superior buying experience and level of service they’ve come to expect from us, and it’s important to reassure them of that. Our potential new owners are just as dedicated to providing a superior customer experience as we are.

Q:	How will this affect our partners?

A:	Our partners know we will continue to provide a lot of value for them as they work with us to serve our customers. We are reaching out to our partners to assure them that we will continue to work closely with them and pursue our growth strategies.
CDW Corporation will file with the Securities and Exchange Commission (the “SEC”), and furnish to its shareholders, a proxy statement soliciting proxies for the meeting of its shareholders to be called with respect to the proposed merger between CDW and Madison Dearborn Partners, LLC. CDW SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT IS FINALIZED AND DISTRIBUTED TO THEM BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. CDW shareholders and other interested parties will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. CDW shareholders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents by directing a request by mail or telephone to CDW Corporation, 200 N. Milwaukee Ave., Vernon Hills, Illinois 60061, Attention: Corporate Secretary, telephone: (847) 465-6000, or from CDW’s website, http://www.cdw.com.
CDW and certain of its directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be “participants” in the solicitation of proxies from shareholders of CDW with respect to the proposed merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in CDW’s proxy statement relating to the proposed merger when it is filed with the SEC. Information regarding certain of these persons and their beneficial ownership of CDW common stock as of March 31, 2007 is also set forth in CDW’s proxy statement for its 2007 Annual Meeting of Shareholders, which was filed with the SEC on April 16, 2007.
Statements about the expected timing, completion and effects of the proposed merger between CDW and Madison Dearborn Partners, LLC, and all other statements in this filing other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements, each of which is qualified in its entirety by reference to the following cautionary statements. Forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. CDW may not be able to complete the proposed merger because of a number of factors, including, among other things, the failure to obtain shareholder approval, the failure of financing or the failure to satisfy other closing conditions. Other risks and uncertainties that may affect forward-looking statements are described in the reports filed by CDW with the SEC under the Securities Exchange Act of 1934, as amended, including without limitation CDW’s Annual Report on Form 10-K for the year ended December 31, 2006.